Exhibit 99.1

VIAVI Announces Offering of $400 Million in Senior Unsecured Notes Due 2029

Scottsdale, Arizona, September 23, 2021 – (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI” or the “Company”) today announced that it intends to offer, subject to market and other conditions, $400 million aggregate principal amount of senior unsecured notes due 2029 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be senior unsecured obligations of the Company and will be guaranteed by the domestic restricted subsidiaries of the Company that guarantee the Company’s obligations under its existing credit facility, except for certain immaterial subsidiaries. The interest rate and certain other terms of the Notes will be determined at the time of the pricing of the offering.

The Company expects to use the net proceeds from the sale of the Notes for general corporate purposes and to pay transaction related fees and expenses.

The exact timing and terms of the offering will depend on market conditions and other factors.

The Notes have not been and are not expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the securities will be made only by means of a private offering memorandum.

About VIAVI Solutions

VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, enterprises, network equipment manufacturers, government and avionics. We help these customers harness the power of instruments, automation, intelligence and virtualization to Command the network. VIAVI is also a leader in light management solutions for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, and defense applications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding the Company’s current expectations regarding the transactions described in this press release and the anticipated use of proceeds therefrom, and can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the “Risk Factors” section included in the Company’s Annual Report on Form 10-K filed August 23, 2021, which was filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date thereof and the Company assumes no obligation to update such statements.

Investors Contact:           Bill Ong, 408-404-4512; bill.ong@viavisolutions.com

Source: VIAVI Financials